Exhibit 99.1

Evofem Biosciences Announces 1-for-125 Reverse Stock Split

— CUSIP number for Evofem will change to 30048L302 on May 18, 2023 –

— Ticker symbol will change to “EVFMD” for 20 business days, then revert to “EVFM” –

SAN DIEGO, May 17, 2023 – Evofem Biosciences, Inc., (OTCQB: EVFM) (the “Company”) today announced a 1-for-125 reverse stock split of the Company’s common stock, which was approved by the stockholders of the Company at the special meeting of stockholders held on March 15, 2023.

●	On Thursday May 18, 2023, the Company’s common stock will open for trading under a new CUSIP (30048L302) on the OTC Venture Market, on a split-adjusted basis, under the ticker symbol “EVFMD.”

●	After 20 business days, the ticker symbol will change back to “EVFM.”

The reverse stock split is intended to ensure the Company has a sufficient number of authorized shares of common stock to cover the number of common shares underlying the Company’s financial instruments on a fully-diluted basis.

The 1-for-125 reverse stock split will automatically convert 125 current shares of the Company’s common stock into one share of common stock. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fractional share of the Company’s common stock will receive a cash payment in lieu thereof at a price equal to that fraction to which the stockholder would otherwise be entitled multiplied by the closing trading price of the common stock on the OTC Venture Market on Wednesday, May 17, 2023, and rounded down to the nearest whole cent.

The reverse split will reduce the number of shares of outstanding common stock from approximately 249,004,008 shares, the number of shares outstanding as of May 17, 2023, which was the Record Date for this transaction, to approximately 1,992,032 shares. Additionally, proportional adjustments will be made to the exercise and conversion prices of the Company’s outstanding stock options, warrants, purchase rights, and convertible notes, and to the number of shares issued and issuable under the Company’s stock incentive plans.

Stockholders holding their shares electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split. For those stockholders holding physical stock certificates, the Company’s transfer agent, Pacific Stock Transfer, will send instructions for exchanging those certificates for shares held electronically in book-entry form or for new certificates, in either case representing the post-split number of shares, and any payments in cash in lieu of fractional shares, if applicable.

About Evofem Biosciences, Inc.

Evofem Biosciences, Inc., is developing and commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company’s first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

Phexxi® is a registered trademark of Evofem Biosciences, Inc.

Investor Contact

Amy Raskopf

Evofem Biosciences, Inc.

araskopf@evofem.com

(917) 673-5775